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                                                                   EXHIBIT 10.24



                          SUBORDINATED PROMISSORY NOTE



$5,195,548.87                                                  February 10, 1997
                                                           San Diego, California



        FOR VALUE RECEIVED, ANDATACO, a California corporation ("BORROWER"), hereby promises to pay to the order of W. David Sykes ("LENDER"), in lawful money of the United States of America and in immediately available funds, the principal sum of five million one hundred ninety-five thousand five hundred forty-eight and 87/100 Dollars ($5,195,548.87) (the "Loan"), or such lesser or greater amount as may be outstanding hereunder from time to time as indicated on the attached Schedule "A", together with accrued and unpaid interest thereon, payable on the dates and in the manner set forth below.

        1. PRINCIPAL REPAYMENT. The outstanding principal amount of the Loan shall be due and payable in full on June 30, 2004.

        2. INTEREST RATE. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full. Interest on this Note shall be payable as follows: (a) during the period commencing on the date hereof and ending on June 30, 2002, interest shall be payable at the rate of nine percent (9.0%) per annum compounded annually and (b) thereafter, interest shall be payable at a rate equal to the "applicable federal rate" per annum compounded annually published by the Internal Revenue Service for the month of June 2002 for an instrument with a two (2) year term, or in either case, the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. Interest shall be payable in arrears on the last day of each month and shall be calculated on the basis of a 365-day year (or 366-day year in the case of leap years) for the actual number of days elapsed.

        3. PLACE OF PAYMENT. All amounts payable hereunder shall be payable to Lender at the executive offices of Borrower, 10140 Mesa Rim Road, San Diego, California, 92121, unless another place of payment shall be specified in writing by Lender.

        4. APPLICATION OF PAYMENTS. Payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

        5. DEFAULT RATE. Any principal repayment or interest payment on the Loan hereunder not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest at ten percent (10.0%) per annum compounded annually or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less.




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        6. DEFAULT. Each of the following events shall be an "Event of Default"
hereunder:

           (a) Borrower fails to pay any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) calendar days thereafter; or

           (b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors, or takes any corporate action in furtherance of any of the foregoing; or

           (c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days), under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender in the case of SECTION 6(A) or automatically, in the case of SECTION 6(B) or (C), be immediately collectible by Lender pursuant to applicable law.

        7. SCHEDULE. Lender shall and is hereby irrevocably authorized by Borrower to endorse on the schedule attached hereto appropriate notations evidencing the date and amount of each payment of principal made by the undersigned with respect to the Loan and such notations shall create a rebuttable presumption regarding the aggregate unpaid principal amount of the Loan. No failure on the part of Lender to make any endorsement of a notation as provided herein shall in any way affect the Loan or any obligation of Lender or Borrower with respect thereto.

        8. SUBORDINATION.

           (a) SENIOR DEBT. For purposes of this Note, "Senior Debt" shall mean all presently existing and hereafter arising indebtedness and other obligations for borrowed money of any kind or nature of the Borrower in favor of a bank or other financial institution incurred by Borrower for working capital or other general corporate purposes, and all renewals, extensions, modifications and refundings thereof.

           (b) AGREEMENT TO SUBORDINATE. Lender hereby agrees that Lender shall enter into such agreements and instruments in favor of any holder of Senior Debt as may be reasonably requested to evidence that the indebtedness represented by this Note is subordinated in right of payment to the extent and substantially in the manner provided in this Section 8 to the prior payment in full of all Senior Debt.

           (c) LIQUIDATION; DISSOLUTION; BANKRUPTCY. Upon any distribution to creditors of Borrower in a liquidation or dissolution of Borrower or in a bankruptcy,




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reorganization, insolvency, receivership or similar proceeding relating to
Borrower or its property:

               (i) holders of the Senior Debt shall be entitled to receive payment in full in cash of the principal of and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Debt before Lender shall be entitled to receive any payment of principal of or interest on this Note; and

               (ii) until the Senior Debt is paid in full in cash, any distribution to which Lender would be entitled but for this Section 8 shall be made to holders of the Senior Debt, except that Lender may receive securities that are subordinated to the Senior Debt to at least the same extent as this Note.

           (d) DEFAULT ON SENIOR DEBT.

               (i) Upon the maturity of the Senior Debt by lapse of time, acceleration or otherwise, all such Senior Debt shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to holders of the Senior Debt, before any payment is made by Borrower or any person acting on behalf of Borrower on account of the principal of or interest on this Note.

               (ii) Borrower may not pay the principal of or interest on this Note and may not acquire this Note for cash or property (other than capital stock of Borrower or other securities of Borrower that are subordinated to the Senior Debt to at least the same extent as this Note) if a default on the Senior Debt occurs and is continuing that permits holders of such Senior Debt to accelerate its maturity and Borrower has not obtained a waiver from the holders of such Senior Debt waiving their rights to accelerate the maturity of the Note as a result of such default.

               (iii) Borrower may resume payments on this Note and may acquire the Note when the default on the Senior Debt referred to in subsection (ii) above is cured or waived.

           (e) ACCELERATION OF NOTE. If payment of this Note is accelerated because of an Event of Default, Borrower shall promptly notify the holder of the Senior Debt of the acceleration. Borrower shall pay the Note when 30 days pass after the acceleration occurs if this Section permits the payment at that time.

           (f) SUBROGATION. After all Senior Debt is paid in full and until this
Note is paid in full, Lender shall be subrogated to the rights of holders of the Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to Lender have been applied to the payment of the Senior Debt. A distribution made under this Section to a holder of Senior Debt which otherwise would have been made to the Lender is not, as between Borrower and Lender, a payment by Borrower on Senior Debt.

           (g) RELATIVE RIGHTS. This Section defines the relative rights of Lender and the holder of the Senior Debt. Nothing in this Note shall:




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               (i) impair, as between Borrower and Lender, the obligation of
Borrower, which is absolute and unconditional, to pay principal of and interest on this Note in accordance with its terms.

               (ii) affect the relative rights of Lender and creditors of Borrower other than the holder of the Senior Debt; or

               (iii) prevent Lender from exercising Lender's available remedies upon a default or Event of Default, subject to the rights of holders of the Senior Debt to receive distributions otherwise payable to Lender.

        If Borrower fails because of this Section to pay principal of or interest on the Note on the due date, the failure is still a default or Event of Default.

           (h) SUBORDINATION MAY NOT BE IMPAIRED BY BORROWER. No right of a holder of the Senior Debt to enforce the subordination of the indebtedness evidenced by this Note shall be impaired by any act or failure to act by Borrower or by its failure to comply with this Note.

        9. NEGOTIABILITY; BORROWER PURCHASE RIGHTS.

           (a) Subject to subsection (b) below, Lender may, at any time and from time to time, sell, assign, hypothecate, pledge or otherwise transfer (each a "Transfer") all or any portion of the outstanding principal of this Note and/or any accrued and unpaid interest thereon (the "Transfer Amount") to any person or entity (a "Third Party").

           (b) If Lender proposes to Transfer to a Third Party any Transfer Amount, it shall give Borrower written notice (the "Transfer Notice") of its intention to do so, which Transfer Notice shall identify the Third Party and shall contain the terms and conditions upon which Lender proposes to effectuate the Transfer. Borrower shall have fifteen (15) days from the receipt of the Transfer Notice to purchase the Transfer Amount upon the terms and conditions specified in the Transfer Notice. If Borrower elects not to purchase the Transfer Amount, Lender shall have 120 days thereafter to Transfer such Transfer Amount at a purchase price and upon terms no more favorable to the Third Party purchaser thereof than specified in the Transfer Notice. In the event Lender has not made such Transfer within the 120-day period, Lender shall not thereafter Transfer any Transfer Amount without first offering such Transfer Amount to Borrower in the manner provided above.

        10. WAIVER; PAYMENT OF FEES AND EXPENSES. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.




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        11. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

        12. USURY LIMITATION. In no event shall the amount paid or agreed to be paid to Lender as interest hereunder exceed the amount that would result from the application of the highest lawful rate permissible under the then applicable usury laws. If it is hereafter determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which Lender may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest or, if all principal shall previously have been paid, promptly repaid by Lender to Borrower.

        13. SEVERABILITY. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

        14. SUCCESSORS AND ASSIGNS. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any permitted holder hereof.





BORROWER                               ANDATACO,
                                       a California corporation

                                       By: /s/ W. DAVID SYKES
                                          ------------------------------------
                                       Name:  W. David Sykes
                                       Title: President








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